Exhibit 99.2

Charles Phillips Resigns as President of Oracle

Phillips Also Resigns From Oracle Board of Directors

Redwood Shores, Calif., September 6, 2010 – Oracle (NASDAQ: ORCL) today announced that Charles Phillips has resigned his position as President and as a member of the board of directors.

“Charles has evolved our field culture toward a more customer-centric organization and improved our top line consistency through a period of tremendous change and growth,” said Oracle CEO Larry Ellison. “When Charles approached me last December and expressed his desire to transition out of the company, I asked him to stay on through the Sun integration which has gone well. We will miss his talent and leadership, but I respect his decision.”

“I want to thank Larry Ellison and the Oracle Board of Directors for the tremendous opportunity to be a part of an important and winning team for the last 29 quarters,” said Phillips. “It has been an honor to work with them, Safra Catz, and the thousands of Oracle employees around the world who are committed to delivering high quality products and services to customers, and to be a part of one of the most innovative companies on the planet.”

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Contact:

Deborah Hellinger

Oracle Corporate Communications

212.508.7935

Deborah.hellinger@oracle.com